Filed Pursuant to Rule 433
Registration Statement No. 333-129452
March 30, 2007

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Final Terms of the Offered Certificates

HomeBanc Mortgage Trust 2007-1 will issue on the closing date the classes of certificates listed in the table below, together with the Class I-B-4, Class I-B-5, Class I-B-6, Class II-X and Class R Certificates. Only the classes of certificates listed in the table below are offered by the prospectus supplement.

Class(1)	Class or Current Principal or Notional Amount(2)	Interest Rate Formula	Initial Ratings S&P/Moody’s	Designation	Expected Final Distribution Date(3)
I-1A-1	$ 116,992,000	Variable(4)	AAA/Aaa	Group I-1 Super Senior	April 25, 2015
I-1A-2	$ 27,454,000	Variable(4)	AAA/Aaa	Group I-1 Senior Support	April 25, 2015
I-1X	Notional(5)	Fixed(5)	AAA/Aaa	Group I-1 Senior Interest Only	April 25, 2015
I-2A-1	$ 54,034,000	Variable(6)	AAA/Aaa	Group I-2 Super Senior	April 25, 2015
I-2A-2	$ 4,693,000	Variable(6)	AAA/Aa1	Group I-2 Senior Support	April 25, 2015
I-2X	Notional(7)	Fixed(7)	AAA/Aaa	Group I-2 Senior Interest Only	April 25, 2015
I-3A-1	$ 21,990,000	Variable(8)	AAA/Aaa	Group I-3 Super Senior	April 25, 2015
I-3A-2	$ 1,910,000	Variable(8)	AAA/Aa1	Group I-3 Senior Support	April 25, 2015
I-3X	Notional(9)	Fixed(9)	AAA/Aaa	Group I-3 Senior Interest Only	April 25, 2015
II-A	$ 43,968,000	LIBOR + 0.300%(10)	AAA/Aaa	Group II Super Senior	September 25, 2013
I-B-1	$ 5,517,000	Variable(11)	AA/Aa2	Group I Crossed Subordinate	April 25, 2015
I-B-2	$ 4,045,000	Variable(11)	A/A2	Group I Crossed Subordinate	April 25, 2015
I-B-3	$ 3,066,000	Variable(11)	BBB/Baa2	Group I Crossed Subordinate	April 25, 2015
II-M-1	$ 3,314,000	LIBOR + 0.900%(10)	AA/Aa2	Group II Subordinate	September 25, 2013
II-M-2	$ 2,246,000	LIBOR + 2.000%(10)	A/A2	Group II Subordinate	September 25, 2013
II-B	$ 2,082,000	LIBOR + 2.000%(10)	BBB/Baa2	Group II Subordinate	September 25, 2013
____________________________
(1)
The Class I-1X, Class I-2A-2, Class I-2X, Class I-3A-2, Class I-3X, Class I-B-1, Class I-B-2, Class I-B-3, Class II-M-1, Class II-M-2 and Class II-B Certificates are not being purchased by or offered by the underwriter. These certificates may be offered in the future as described in the prospectus supplement.

(2)	These amounts are approximate, as described in the prospectus supplement, and are subject to a variance of plus or minus 10%.

(3)
Reflects the expected final distribution date, based upon (a) the receipt of principal payments at 25% CPR, in the case of the group I certificates, and 30% CPR, in the case of the group II certificates, and (b) the assumption that the option to purchase the mortgage loans is exercised by the servicer at the earliest possible distribution date as described below under “—Optional Purchase of Mortgage Loans.” The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(4)
On or prior to the distribution date in February 2012, the Class I-1A-1 Certificates and Class I-1A-2 Certificates will bear interest at a variable annual rate equal to the weighted average of the net rates of the mortgage loans in loan group I-1 minus approximately 0.543%. After the distribution date in February 2012, the Class I-1A-1 Certificates and Class I-1A-2 Certificates will bear interest at a variable annual rate equal to the weighted average of the net rates of the mortgage loans in loan group I-1. The interest rate with respect to the first interest accrual period is expected to be approximately 5.540% per annum.

(5)
On or prior to the distribution date in February 2012, the Class I-1X Certificates will accrue interest at a fixed annual rate equal to approximately 0.543% on a notional amount of approximately $144,446,000, which is equal to the total class principal amount of the Class I-1A-1 Certificates and Class I-1A-2 Certificates. After the distribution date in February 2012, the interest rate of the Class I-1X Certificates will be zero.

(6)
On or prior to the distribution date in January 2014, the Class I-2A-1 Certificates and Class I-2A-2 Certificates will bear interest at a variable annual rate equal to the weighted average of the net rates of the mortgage loans in loan group I-2 minus approximately 0.644%. After the distribution date in January 2014, the Class I-2A-1 Certificates and Class I-2A-2 Certificates will bear interest at a variable annual rate equal to the weighted average of the net rates of the mortgage loans in loan group I-2. The interest rate with respect to the first interest accrual period is expected to be approximately 5.709% per annum.

(7)
On or prior to the distribution date in January 2014, the Class I-2X Certificates will accrue interest at a fixed annual rate equal to approximately 0.644% on a notional amount of approximately $58,727,000, which is equal to the total class principal amount of the Class I-2A-1 Certificates and Class I-2A-2 Certificates. After the distribution date in January 2014, the interest rate of the Class I-2X Certificates will be zero.

(8)
On or prior to the distribution date in February 2017, the Class I-3A-1 Certificates and Class I-3A-2 Certificates will bear interest at a variable annual rate equal to the weighted average of the net rates of the mortgage loans in loan group I-3 minus approximately 0.072%. After the distribution date in February 2017, the Class I-3A-1 Certificates and Class I-3A-2 Certificates will bear interest at a variable annual rate equal to the weighted average of the net rates of the mortgage loans in loan group I-3. The interest rate with respect to the first interest accrual period is expected to be approximately 6.000% per annum.

(9)
On or prior to the distribution date in February 2017, the Class I-3X Certificates will accrue interest at a fixed annual rate equal to approximately 0.072% on a notional amount of approximately $23,900,000, which is equal to the total class principal amount of the Class I-3A-1 Certificates and Class I-3A-2 Certificates. After the distribution date in February 2017, the interest rate of the Class I-3X Certificates will be zero.

(10)
The interest rate for each of the Class II-A, II-M-1, Class II-M-2 and Class II-B Certificates will be the least of (a) the applicable variable annual rate specified in the table above, (b) 11.000% per annum and (c) a per annum rate equal to the weighted average of the net rates of the mortgage loans in pool II, adjusted for the actual number of days in the related accrual period. On the first possible distribution date after the servicer has the option to purchase the pool II mortgage loans as described below under “Description of the Certificates—Optional Purchase of the Pool II Mortgage Loans,” the margin for the Class II-A Certificates will increase to 2 times its original margin, and the margin for each of the Class II-M-1, Class II-M-2 and Class II-B Certificates will increase to 1.5 times their original margin.

(11)
The interest rate for the Class I-B-1, Class I-B-2 and Class I-B-3 Certificates will be a variable annual rate equal to the weighted average of the weighted average (by loan group) of the net rates of the mortgage loans in loan group I-1, loan group I-2 and loan group I-3, weighted in proportion to the results of subtracting from the total principal balance of the mortgage loans in each such loan group the total class principal amount of the related classes of group I senior certificates. The interest rate with respect to the first interest accrual period is expected to be approximately 6.151% per annum.